Exhibit 99.14

Pazoo Expert Chef Eric LeVine Trains to Raise $1 Million for Charity

CEDAR KNOLLS, NJ -- (Marketwired) -- 03/06/14 -- Pazoo, Inc., (OTCQB: PZOO) (German WKN#: A1J3DK) is pleased to report that Pazoo Healthy Cooking Expert and Celebrity Chef Eric LeVine is embarking on a journey to raise $1 million dollars for three charity organizations.

Life has given celebrity Chef Eric LeVine a run for his money -- including five battles with major cancers since the year 2000. The grueling experiences taught him to focus all his energies on enduring the everyday challenges of dealing with the disease... even managing to become the Food Network Chopped Champion while undergoing chemotherapy treatments.

Now, Chef Eric is training hard to get fit for the Fall 2014 New York City Marathon to inspire others through his determination and healthy living. Additionally, his goal is to raise a total of $1 million for three wonderful charities dedicated to giving people hope and the chances at life that he has already had five times over.

Pazoo.com is supporting Chef Eric's efforts by featuring his "Journey to Fitness" online now through Marathon Day on November 2nd, 2014. The website is encouraging its audience of 2 million visitors to track the progress of his training online and to donate to causes he is passionate about: food and cancer.

100 percent of all proceeds will go to these charities through direct donations at their websites:

No Kid Hungry - Shockingly, one in five children in America struggles with hunger. Share Our Strength's "No Kid Hungry" campaign is ending childhood hunger in America by ensuring all children get the healthy food they need, every day. www.nokidhungry.org

Team Continuum - Dedicated to helping cancer patients and their families minimize the burdens of everyday life by providing immediate and vital assistance for non-medical essentials -- like paying their rent and utility bills -- so they can focus on getting better. www.teamcontinuum.net

Community FoodBank - Committed to fighting hunger and poverty in New Jersey by assisting those in need and finding long-term solutions filled with FOOD, HELP and HOPE. www.cfbnj.org

Learn more about Chef Eric at chefericlevine.com -- and his marathon fundraising effort at http://www.pazoo.com/chef-eric-levines-causes/

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:
Ben Hoehn
Phone: 1-855-PAZOO-US
Email: INVESTOR@PAZOO.COM

Source: Pazoo, Inc.